ADDENDUM TO TRANSITIONAL EMPLOYMENT AGREEMENT

It is acknowledged and agreed by the parties that Douglas R. Gulling (“Executive”) and West Bancorporation, Inc. (“the Company”) entered into a Transitional Employment Agreement dated May 27, 2021, and the parties desire to extend and modify the terms of that Agreement in the manner set forth below.

1. Paragraph 2(d) is modified to substitute April 30, 2024, for December 31, 2022, as Executive’s Separation Date.

2. Paragraph 5(a) (“Compensation and Benefits”) is modified to add the following language:

During the period from January 1, 2023, through and including April 30, 2024, Executive shall be paid an Annual Base Salary of $120,300.

3. Executive shall be eligible to participate in the Company’s Restricted Stock Unit (“RSU”) program for the duration of his employment with the Company. For 2023, management will recommend that Executive receive 7,500 shares of West Bancorporation, Inc. restricted stock, subject to the approval of the Board of Directors. This grant would occur in late March 2023 and its value is dependent upon the then-market price. The RSU grant program provides for vesting of the shares over a period of five years. Executive will then also be eligible for a March 2024 employee based grant commensurate with the value of a 2024 WTBA director grant.

4. In all other respects, the provisions of the Transitional Employment Agreement shall remain unchanged.

EXECUTIVE WEST BANCORPORATION, INC.

______________________________ By______________________
Douglas R. Gulling David Nelson, CEO

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